UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Pineapple Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 6, 2024, Pineapple Energy Inc. (the “Company”) commenced distributing proxy materials to its shareholders, including a Notice of Special Meeting of Shareholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its special meeting of shareholders to be held on April 12, 2024 (the “Special Meeting”). A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on March 6, 2024. On April 8, 2024, the Company issued a press release encouraging shareholders of record to vote for the management proposals at the upcoming Special Meeting, the full text of which is included below.

Pineapple Energy Encourages Shareholders to Vote FOR the Reverse Stock Split and Increase in Authorized Shares

April 8, 2024, at 7:00 a.m. EST

MINNETONKA, MN, April 8, 2024 /Globe Newswire/ -- Pineapple Energy Inc. (NASDAQ: PEGY) (“Pineapple” or the “Company”), a leading provider of sustainable solar energy and back-up power to households and small businesses encourages its shareholders to participate actively in the upcoming meeting of shareholders scheduled on April 12, 2024.

The Board of Directors emphasizes the importance of this shareholders’ vote, specifically urging for a positive vote FOR the reverse stock split and FOR the increase in authorized shares. If you have previously cast your vote against these proposals, we strongly recommend reconsidering your position and voting in favor of these proposals.

Pineapple’s management team is committed to growing leading local and regional solar, storage, and energy services companies nationwide. The Board believes that the reverse stock split and increase in authorized shares is instrumental for several reasons, including:

•	Maintenance with Nasdaq Listing Status: If the Reverse Stock Split Proposal is not approved by the Company’s shareholders, the Company’s common stock may be delisted from Nasdaq. Maintaining a Nasdaq listing is crucial for investor confidence, potential investment inflows, and to maintain liquidity in the Company’s common stock; and

•	Increased Shares to Satisfy Conversion Obligations and for Potential Fundraising: The Company is obligated to maintain a required minimum reserve of at least 200% of the number of shares issuable upon conversion of the Series A convertible preferred stock and common stock warrants from the authorized shares of its common stock. Shareholders must approve the increase in authorized shares in order for the Company to have enough authorized shares to meet these obligations. In addition to satisfying its conversion obligations, additional authorized shares are needed to facilitate the Company’s ability to conduct a successful fundraising effort.

Failure to secure approval for the reverse stock split may hinder management’s ability to execute its strategy, to the potential detriment of shareholders. Additionally, it may impede business development initiatives dependent on the issuance of common stock. A Nasdaq delisting could complicate shareholders’ ability to trade the Company’s common stock, impact its price and affect the shareholders’ ability buy or sell when desired. It is essential to understand that a reverse stock split consolidates existing shares, preserving the Company’s overall value and each shareholder’s respective ownership percentage.

Failure to increase the company’s authorized shares will result in the Company being unable to meet is conversion obligations and will limit the Company’s ability to conduct successful fundraising. The inability to conduct successful fundraising raises substantial doubt about the Company’s ability to continue as a going concern.

How to vote or how to change your vote:
Shareholders of record as of February 13, 2024, can vote or change their vote using the instructions in the proxy materials received via email or mail around March 6, 2024. For emailed materials, check for an email from id@proxyvote.com. If you have not received or located your proxy materials, contact your brokerage firm or similar organization for your proxy control number.

Most shareholders can vote via proxyvote.com or by calling 1-800-690-6903. Some shareholders may vote by contacting Pineapple Energy’s proxy solicitor, Morrow Sodali, at 1-877-787-9239. Interactive Brokers or Robinhood users should follow instructions from their respective brokers.

Voting will remain open until 11:59 p.m. ET on April 11, 2024.

We urge you to vote TODAY.

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (SUNation, Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the Company’s ability to pass the proposals at the upcoming annual meeting of shareholders and the consequences if such proposals should fail to pass. These statements are based on the Company’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, including those set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. The Company does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:
Pineapple Energy Kyle Udseth Chief Executive Officer +1 (952) 996-1674 Kyle.Udseth@pineappleenergy.com Eric Ingvaldson Chief Financial Officer +1 (952) 996-1674 Eric.Ingvaldson@pineappleenergy.com